Investor Contact	Media Contact
Linda Ventresca	Keith Trivitt
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	keith.trivitt@axiscapital.com
(441) 405-2727	(212) 715-3557

AXIS CAPITAL ANNOUNCES FINALITY ON LEGACY NOVAE BUSINESS

AXIS agrees Reinsurance to Close of 2015 and prior years for legacy Novae’s Syndicate 2007

Pembroke, Bermuda, January 29, 2018 - AXIS Capital Holdings Limited ("AXIS Capital" or the "Company") (NYSE: AXS) today announced that AXIS Managing Agency Ltd ("AXIS Managing Agency"), a subsidiary of AXIS Capital and the managing agent of Syndicate 2007 has entered into an agreement for the Reinsurance to Close ("RITC") of the 2015 and prior years of account of Syndicate 2007. This RITC transaction covers the net reserve for losses and loss expenses associated with all business underwritten by Novae Group plc (“Novae”) in the 2015 and prior years.

The transaction resulted in a positive financial impact, which has been reflected in the fair values of Novae's assets acquired and liabilities assumed on October 2, 2017, the acquisition date.

The agreement has been entered into with Syndicate 2008, which is managed by StarStone Underwriting Ltd. ("StarStone"), a subsidiary of Enstar Group Limited, and is effective as of January 1, 2018. Both parties will work closely together to ensure a smooth transition.

Albert Benchimol, President and CEO of AXIS, commented: "This transaction provides AXIS Capital with finality on legacy Novae business underwritten in 2015 and prior years and positions the Company to focus on advancing leadership positions in our targeted specialty risk markets".

A RITC transaction is a reinsurance agreement that closes one of more years of account of a syndicate by transferring the responsibility for discharging all of the liabilities that attach to the closing year(s) of account, net of the right to any income and recoveries due to the closing year(s) of account in return for a premium.

In conjunction with this announcement, the Company has furnished a Current Report on Form 8-K with the U.S. Securities and Exchange Commission containing Novae balance sheet information including details of fair value adjustments to assets acquired and liabilities assumed at the acquisition date. In addition, the Company has furnished supplemental financial information presenting unaudited historical financial information for Novae for the nine months ended September 30, 2017, and the quarterly periods therein. The balance sheet information and supplemental financial information is available in the Investor Information section of our website.

Background on Novae Group plc
On October 2, 2017, AXIS Capital acquired Novae Group plc (“Novae”), a public limited company incorporated in England and Wales. Novae is a diversified property and casualty (re)insurance business operating through Syndicate 2007 at Lloyd’s of London. Novae is based in London and was listed on the London Stock Exchange from 1998 until the date of acquisition. Novae’s corporate structure included Syndicate 2007, a Lloyd’s syndicate whose sole member is Novae Corporate Underwriting Limited (“NCUL”), a subsidiary of Novae whose principal activity is to act as a corporate member of Lloyd’s, underwriting insurance business on Syndicate 2007 and Novae Syndicates Limited (“NSL”) the approved managing agent for Syndicate 2007.

On January 8, 2018 AXIS Capital announced that it had received authorization from Lloyd’s for AXIS Managing Agency to commence management and oversight of Syndicate 2007 and *SPA 6129. The authorization became effective January 1, 2018, and creates a single managing agent structure for AXIS’ operations at Lloyd’s. Syndicate 2007 and SPA 6129 will operate alongside AXIS Syndicate 1686, which AXIS Managing Agency currently manages. AXIS has initiated plans to consolidate its Lloyd’s business into AXIS Syndicate 1686, under management of AXIS Managing Agency, and anticipates completing that process from January 1, 2019.

* SPA 6129 is a Lloyd’s special purpose arrangement that underwrites U.S. facilities business. It launched in January 2016 as a collaboration between Novae and Securis Investment Partners LLP, an insurance linked securities fund manager.

About AXIS Capital
AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2017 of $5.5 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Follow AXIS Capital on LinkedIn: https://www.linkedin.com/company/axis-capital/ and Twitter: https://twitter.com/AXIS_Capital

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding the RITC transaction discussed herein. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include without limitation, with respect to the RITC transaction, the inability of the reinsuring syndicate to meet its obligations under the RITC transaction. Other important factors that could cause actual events or results to be materially different from our expectations include (1) the cyclical nature of the re(insurance) business leading to periods with excess underwriting capacity and unfavorable premium rates, (2) the occurrence and magnitude of natural and man-made disasters, (3) losses from war, terrorism and political unrest or other unanticipated losses, (4) actual claims exceeding our loss reserves, (5) general economic, capital and credit market conditions, (6) the failure of any of the loss limitation methods we employ, (7) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (8) our inability to purchase reinsurance or collect amounts due to us, (9) the breach by third parties in our program business of their obligations to us, (10) difficulties with technology and/or data security, (11) the failure of our policyholders and intermediaries to pay premiums, (12) the failure of our cedants to adequately evaluate risks, (13) inability to obtain additional capital on favorable terms, or at all, (14) the loss of one or more key executives, (15) a decline in our ratings with rating agencies, (16) the loss of business provided to us by our major brokers and credit risk due to our reliance on brokers, (17) changes in accounting policies or practices, (18) the use of industry catastrophe models and changes to these models, (19) changes in governmental regulations and potential government intervention in our industry, (20) failure to comply with certain laws and regulations relating to sanctions and foreign corrupt practices, (21) increased competition, (22) changes in the political environment of certain countries in which we operate or underwrite business including the United Kingdom's expected withdrawal from the European Union, (23) fluctuations in interest rates, credit spreads, equity prices and/or currency values, (24) the failure to successfully integrate acquired businesses or realize the expected synergies resulting from such acquisitions and (25) the other factors set forth in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), as such factors may be updated from time to time in our periodic and other filings with the SEC, which are accessible on the SEC's website at www.sec.gov. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.